Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of NLS Pharmaceutics Ltd. on Form F-1 our report dated May 16, 2025, with respect to our audit of the consolidated financial statements of NLS Pharmaceutics Ltd. for the year ended December 31, 2024, which report is included in Annual Report on Form 20-F of NLS Pharmaceutics Ltd. for the year ended December 31, 2024. We also consent to the reference to our Firm under the heading “Experts” in such registration statement.

/s/ Marcum llp

New York, NY

September 25, 2025